Exhibit 99.1

iGATE Corporation Reports

2006 Second-Quarter Financial Results

iGS Subsidiary Reports Record Quarterly Revenue

and Sixth Consecutive Quarter Of Revenue Growth;

Consolidated Revenues Increase Sequentially and Year-Over-Year

PITTSBURGH, PENNSYLVANIA – July 27, 2006 – iGATE Corporation, (Nasdaq:IGTE), a global provider of Information Technology and Business Process Outsourcing services, today announced the results of its 2006 second-quarter financial results for the period ended June 30, 2006.

Second-Quarter Highlights

•	Consolidated revenues, excluding the previous disposition of the Canadian operation in November 2005, increased 14.7% year-over-year and 2.4% sequentially.
•	iGATE Global Solutions (“iGS”), iGATE’s offshore subsidiary, revenues set a quarterly record at $39.8 million, an increase of 16.8% year-over-year and 4.0% sequentially.
•	iGS had 23 one million dollar clients at the end of the quarter compared with 19 at the end of the prior quarter.
•	iGATE Professional Services (“iPS”) revenues, excluding revenues associated with the previous disposition of the Canadian operation, increased 12.5% year-over-year and 0.4% sequentially.
•	iGS signed a multi-year supply chain services agreement with Owens Corning (OWENQ.OB).
•	iGS improved its offshore/onsite billing volume ratio to 73:27 compared with 67:33 a year earlier.

Second-Quarter Results

Revenues:

Second-quarter consolidated revenues increased to $69.3 million from $67.9 million in the same period last year and from $67.7 million in the first quarter of 2006. The revenue increase was due to higher revenues in the Company’s iGS segment. The revenue increase, however, was partially offset by lower revenues in the iPS segment due to the previous sale of its Canadian operations in November 2005. The Canadian operation contributed $7.5 million to revenue in last year’s second quarter. Excluding these revenues from the sold Canadian operation in last year’s second quarter, consolidated revenues increased 14.7% from the same period last year and increased 2.4% sequentially.

Second-quarter iGS segment revenues increased 16.8% year-over-year and 4.0% sequentially to $39.8 million from $34.1 million in the corresponding period last year and $38.3 million in the first quarter of 2006. The revenue increase was due largely to higher billing volumes as projects for clients added during the past 24 months continued to expand. An increase in billable headcount and incremental revenues from new client accounts also contributed to the improvement. iGS has grown quarterly year-over-year revenues by an average of 15% over the last four quarters.

Excluding revenues from the previously sold Canadian operation in last year’s second quarter, iPS segment revenues increased 12.5% from the same period last year. This improvement was due to increased headcount and higher billing rates on new projects.

Gross Margin:

Consolidated gross margin declined to 24.2% from 25.4% in the previous quarter and 24.7% in the same period last year. iGS segment gross profit margin for the second quarter decreased to 24.6% from 27.2% in the sequential quarter and from 26.9% in the same period last year. The iGS decline from the prior quarter was due primarily to the previously disclosed annual wage increases in iGS that took place in April 2006 and certain project cost overruns. Wage increases averaged 12% for offshore employees. The decline from the prior year quarter was due to the wage increases, project overruns and stock compensation expense recorded in 2006.

iPS segment gross profit margin improved to 23.5% from 21.9% in the same period last year and from 22.6% in the sequential quarter. This gross margin increase was due primarily to the sale of the Company’s lower margin Canadian operation in November 2005, better utilization rates and stronger margins on new contracts.

SG&A:

Selling, general and administrative (SG&A) expense increased to $17.7 million from $17.4 million in the same period last year and from $16.9 million in the sequential quarter. The increase was due primarily to a $1.1 million reserve established in the iPS segment for a contingent liability wage dispute regarding the payment of overtime compensation on one specific project. This dispute is close to final resolution.

The iGS segment continued to make significant progress containing discretionary costs as SG&A expense declined to 25.9% of revenues compared with 28.4% in the corresponding period last year and 27.1% in the sequential quarter. As a percentage of revenues, the iGS segment SG&A expense is at its lowest level in more than four years.

iPS segment SG&A costs increased to 16.9% of revenues compared with 13.6% in the same period last year and 13.1% in the sequential quarter. The increase was directly attributable to the previously mentioned contingent liability reserve. Excluding this one-time expense, SG&A would have been 13.1% of revenues.

Operating Income:

The consolidated loss from operations improved to ($0.4) million from ($0.6) million in last year’s second quarter, but declined from operating income of $0.3 million in the sequential quarter.

iGS segment operating loss of ($0.5) million was comparable with the same period last year and compared to operating income of $0.1 million in the sequential quarter. The sequential decline was largely the result of the previously mentioned wage increases and project cost overruns that reduced gross profit margins.

iPS segment operating income declined to $2.5 million from $2.8 million in the same period last year and $2.8 million in the sequential quarter. The decline was due primarily to the previously mentioned contingent liability reserve. The segment’s second-quarter operating income also included a $0.6 million restructuring recovery due to the settlement of a prior office lease obligation for an amount less than the previously established reserve.

Net Income:

The Company reported a second-quarter net loss of ($0.4) million, or ($0.01) per share, compared with a net loss of ($0.3) million, or ($0.01) per share in the same period last year and net income of $1.1 million, or $0.02 per diluted share in the first quarter. The 2006 second-quarter net loss included a ($0.9) million expense related to a mark to market loss on the Company’s exchange rate hedging due to a less favorable Indian Rupee exchange rate relative to the U.S. Dollar. The second-quarter net loss was partially offset by a $0.5 million gain on a prior venture investment that was sold during the quarter.

Management Comments:

“We are pleased to report a quarterly revenue record at iGS, but continue to remain strongly focused on improving gross margins and overall profitability,” stated Sunil Wadhwani, Chief Executive Officer and co-founder of iGATE Corporation. “Revenues at iGS hit an all-time high for the quarter, validating our strategic shift to pursue larger Global 2000 clients that have better project growth opportunities. We have experienced project growth from a number of clients added to our customer base during the past 24 months. As one example, we have over 400 employees working on projects for a large bank that we started working with only 12 months ago. As these newer projects scale up, they should contribute meaningfully to margins as they are typically at higher billing rates than older projects.”

Ashok Trivedi, President and co-founder of iGATE Corporation stated, “We are pleased that our business strategy is producing the desired outcome of steady and continuing revenue growth. We are also pleased to have added Owens Corning to our list of distinguished Global 2000 companies during the quarter. Labor market conditions in India, however, remain tight and require periodic wage increases to attract and retain talented employees and to remain competitive in this rapidly growing industry.”

Phaneesh Murthy, Chief Executive Officer of iGS, added “We are concerned with the lower gross margins and are taking steps to address this issue. Improvements in utilization, higher value services and increasing offshore content are all key focuses of the Company to ensure gross margins go up steadily.”

Year-to-Date Results

Revenues:

Excluding the previous sale of the Canadian operation, consolidated revenues for the six months ended June 30, 2006 increased 12.5% from the same period last year. The Canadian operation contributed $15.8 million to consolidated revenues in last year’s year-to-date period. The primary reason for this year to date revenue growth was a 16.9% increase in iGS revenues to $78.1 million from $66.8 million in the corresponding period last year.

Gross Margin:

Gross margin for the six month period improved to 24.8% from 24.7% in the same period last year. The slight gross margin increase was due to an improvement in gross margin in the iPS segment due to the sale of its lower margin Canadian operation and higher margins on new placements.

SG&A:

SG&A expense for the six month period was $34.6 million and remained unchanged from the same period last year. The year-to-date SG&A expense included the previously mentioned $1.1 million reserve charge recorded in the Company’s iPS segment during this year’s second quarter. As a percentage of sales, SG&A expense was 25.3% for the period compared with 25.2% in last year’s six month period.

Net Income:

For the six month period, the Company reported net income of $0.7 million, or $0.01 per diluted share, compared to net income of $1.1 million, or $0.02 per diluted share, in the corresponding period last year. The decline in net income for the period was due primarily to income tax expense of $1.2 million recorded in this year’s six month period compared to a net income tax benefit of $1.6 million recorded in the corresponding period last year.

Operating Segment Highlights

iGATE Global Solutions (iGS)

•	Second-quarter revenues set a quarterly record increasing to $39.8 million from $38.3 million in the first quarter and from $34.1 million in last year’s second quarter.
•	Four new clients were added during the quarter, including a multi-year supply chain service agreement with Owens Corning.
•	iGS had 23 one million dollar clients at the end of the second quarter, compared with 19 at the end of the prior quarter.
•	Offshore/onsite billing volume ratio improved to 73:27 compared with 67:33 in the prior year period and comparable to 73:27 in the sequential quarter.
•	Offshore revenues contributed 46.0% to total second-quarter IT services revenue compared with 45.6% in the first quarter.
•	Added a net 230 employees during the second quarter including 250 billable employees and a reduction of 20 overhead employees. As of June 30, 2006, the iGS total headcount was 5,382.

•	Increased its stake in LoanPro LLC, a U.S. based mortgage organization services firm to 60% in early July.

iGATE Professional Services (iPS)

•	Second-quarter revenues increased to $29.1 million from $29.0 million in the first quarter due primarily to an increase in the number of client engagements and better utilization rates.
•	Increased gross margins to 23.5% from 22.6% in the first quarter of 2006 and from 21.9% in the second quarter of 2005.
•	Net cash flow provided from operations in the quarter was approximately $5.3 million.

Cash Flow & Balance Sheet

The Company continues to maintain an exceptionally strong balance sheet. At June 30, 2006, the Company had $75.7 million in cash and short-term investments and no outstanding borrowings.

Net cash flow provided from operations for the second quarter was $2.5 million.

Depreciation and amortization expense was $2.7 million in the second quarter and capital expenditures were $1.7 million.

Outlook

Mr. Wadhwani said, “We are strongly focused on accelerating revenue growth and improving gross margins at iGS. Opportunities to expand projects with our existing client base and to gain new customers with our distinct Integrated Technology and Operations (“iTOPS”) business strategy and other service offerings remain very strong. We expect iGS’s gross margins to improve in the coming quarters as revenues increase from more recent, higher margin clients and as our offshore utilization improves. Maintaining ongoing tight controls on our SG&A costs should improve our overall profitability.”

Conference Call

iGATE will host a telephone conference call to discuss the Company’s second-quarter financial results on Thursday, July 27, 2006 at 10:00 a.m. ET. A live webcast of this conference call will be available on the company’s website, www.igatecorp.com. Simply click on the investor relations section and follow the links to the live webcast. The webcast will remain available for replay through August 3, 2006.

About iGATE Corporation:

Pittsburgh, Pennsylvania-based iGATE Corporation (Nasdaq:IGTE) is the first fully integrated technology and operations firm with a global service model. iGATE Corporation, through its offshore subsidiary, iGATE Global Solutions Ltd., enables clients to optimize their business through a combination of process investment strategies, technology leverage and business process outsourcing and provisioning. Services include consulting, enterprise data management and data warehousing, business intelligence and analytics, design, development, systems integration, package evaluation, and implementation, re-engineering and maintenance. iGATE Corporation also offers IT Professional Services in the areas of packaged application implementation, custom development, web services and business intelligence.

The Company services more than 300 clients across five continents. Clients rely on iGATE for high quality service, responsiveness, and cost-effective global reach. More information about iGATE is available at http://www.igatecorp.com.

Forward-Looking Statements

Some of the statements contained in this news release that are not historical facts are forward-looking statements. These forward-looking statements include the company’s financial, growth and liquidity projections as well as statements concerning the company’s plans, strategies, intentions and beliefs concerning business cash flows, costs and the markets in which it operates. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify certain forward-looking statements. These statements are based on information currently available to the company and it assumes no obligation to update the forward statements as circumstances change. There are risks and uncertainties that could cause actual events to differ materially from the forward-looking statements. These risks include, but are not limited to, the company’s ability to predict its financial performance, the level of market demand for its services, the highly-competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the company’s customers to reduce their spending for its services, the company’s ability to create, acquire and build new businesses and to grow existing businesses, attract and retain qualified personnel, reduce costs and conserve cash, currency fluctuations and market conditions in India and elsewhere around the world, political and military tensions in India and South Asia, changes in generally accepted accounting principles and/or their interpretation and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2005.

iGate Corporation

Consolidated Statements of Income

(dollars in thousands, except per share data) (unaudited)

	Three Months ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Revenues	$69,322	$67,896	$137,018	$137,497
Cost of revenues (1)	52,520	51,098	103,034	103,502

Gross margin	16,802	16,798	33,984	33,995
Selling, general and administrative (2)	17,734	17,374	34,616	34,603
Restructuring recovery	(555)	—	(555)	—

Loss from operations	(377)	(576)	(77)	(608)
Other (expense) income, net	(365)	520	1,066	234
Minority interest	306	(59)	161	(143)
Gain on venture investments and affiliated companies	534	—	534	—
Equity in income (losses) of affiliated companies	114	88	179	(29)

Income (loss) before income taxes	212	(27)	1,863	(546)
Income tax expense (benefit)	618	259	1,186	(1,604)

Net (loss) income	$(406)	$(286)	$677	$1,058

Net (loss) earnings per common share, Basic:	$(0.01)	$(0.01)	$0.01	$0.02

Net (loss) earnings per common share, Diluted:	$(0.01)	$(0.01)	$0.01	$0.02

Weighted average common shares outstanding, Basic	52,933	52,512	52,887	52,494

Weighted average dilutive common equivalent shares outstanding	52,933	52,512	53,211	52,718

(1)	The three months and six months ended June 30, 2006 includes SFAS 123(R) stock compensation expense of $0.4 million and $0.8 million, respectively
(2)	The three months and six months ended June 30, 2006 includes SFAS 123(R) stock compensation expense of $0.6 million and $1.1 million, respectively

iGATE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(dollars in thousands)

	June 30, 2006	December 31, 2005
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$46,048	$45,837
Short term investments	29,685	30,798
Accounts receivable, net	51,888	49,479
Prepaid and other current assets	7,684	7,237
Prepaid income taxes	1,157	1,060
Deferred income taxes	777	1,058

Total current assets	137,239	135,469

Investments in unconsolidated affiliates	2,173	1,050
Land, building, equipment and leasehold improvements, net	27,736	28,539
Goodwill	8,661	8,851
Intangible assets, net	2,538	3,565

Total assets	$178,347	$177,474

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,982	$5,958
Accrued payroll and related costs	16,197	16,304
Other accrued liabilities	8,941	8,163
Restructuring reserve	932	2,355
Deferred revenue	91	362

Total current liabilities	31,143	33,142

Restructuring reserve	2,273	2,422
Other long term liabilities	372	422
Deferred income taxes	9,885	9,718

Total liabilities	43,673	45,704

Minority interest	15,668	14,098

Shareholders' equity:
Common Stock, par value $0.01 per share	540	538
Additional paid-in capital	162,315	162,278
Retained deficit	(29,064)	(29,741)
Deferred compensation	—	(1,119)
Common stock in treasury, at cost	(14,714)	(14,714)
Accumulated other comprehensive income	(71)	430

Total shareholders' equity	119,006	117,672

Total liabilities and shareholders' equity	$178,347	$177,474

Three Months Ended March 31, 2006	iGate Solutions	iGate Professional Services	iGate Corporate	Total
External revenues	$38,258	$29,007	$431	$67,696
Cost of revenues	27,837	22,460	217	50,514

Gross margin	10,421	6,547	214	17,182
Selling, general and administrative	10,357	3,793	2,732	16,882

Income (loss) from operations	$64	$2,754	(2,518)	300

Other income, net			1,431	1,431
Minority interest			(145)	(145)
Equity in income of affiliated companies			65	65

(Loss) income before income taxes			$(1,167)	$1,651

Three Months Ended June 30, 2006	iGate Solutions	iGate Professional Services	iGate Corporate	Total
External revenues	$39,797	$29,131	$394	$69,322
Cost of revenues	30,020	22,290	210	52,520

Gross margin	9,777	6,841	184	16,802
Selling, general and administrative	10,302	4,927	2,505	17,734
Restructuring recovery	—	(555)	—	(555)

(Loss) income from operations	$(525)	$2,469	(2,321)	(377)

Other expense, net			(365)	(365)
Minority interest			306	306
Gain on venture investments and affiliated companies			534	534
Equity in income of affiliated companies			114	114

(Loss) income before income taxes			$(1,732)	$212

Six Months Ended June 30, 2006	iGate Solutions	iGate Professional Services	iGate Corporate	Total
External revenues	$78,055	$58,138	$825	$137,018
Cost of revenues	57,857	44,750	427	103,034

Gross margin	20,198	13,388	398	33,984
Selling, general and administrative	20,659	8,720	5,237	34,616
Restructuring recovery	—	(555)	—	(555)

(Loss) income from operations	$(461)	$5,223	(4,839)	(77)

Other income, net			1,066	1,066
Minority interest			161	161
Gain on venture investments and affiliated companies			534	534
Equity in income of affiliated companies			179	179

(Loss) income before income taxes			$(2,899)	$1,863